Exhibit 2(N)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

ING Global Advantage and Premium Opportunity Fund:

We consent to the use of our report dated September 16, 2005, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

October 24, 2005